Exhibit 99.1
                                                                  June 22, 2007
                                                          FOR IMMEDIATE RELEASE
                                      Contact:  Angelo J. Di Lorenzo, President
                                                    and Chief Executive Officer
                                                 Brooklyn Federal Bancorp, Inc.
                                                      Telephone: (718) 855-8500


BROOKLYN FEDERAL BANCORP, INC.

ANNOUNCES ELECTION OF DIRECTOR

John A. Loconsolo, Chairman of Brooklyn Federal Bancorp, Inc. announces the election of Robert J.A. Zito to the Board of Directors of the Company and Brooklyn Federal Savings Bank.

Mr. Zito is a securities litigator and white-collar defense attorney with Wall Street law firm Carter Ledyard & Milburn.

Mr. Zito has prosecuted and defended general litigation matters for more than 25 years and has been involved in some of New York's most high profile cases. He has led legal teams that represented a national broker-dealer in connection with the successful resolution of a $10 million clearing broker dispute, that defended a stock market in the successful resolution of an SEC enforcement proceeding under Reg. ATS, and that successfully cleared a large broker-dealer in connection with its alleged role in a "pump and dump" scheme. In 2003, he successfully reduced a $90 million jury verdict for punitive damages against the general partner of various public limited partnerships for breach of fiduciary duty.

Mr. Zito is the only defense attorney in the United States to have tried to verdict a Section 14 securities class action in the wake of the Private Securities Litigation Reform Act of 1995.

Mr. Zito received his Bachelor of Arts degree from Tulane University in 1978 and his J.D. from New York Law School in 1981, where he also served as law clerk to the Honorable Leonard E. Yoswein, Supreme Court of the State of New York. Afterwards, he served in the New York Guard, Judge Advocate's General Corps. for ten years, retiring at the rank of Lieutenant Colonel. Mr. Zito, 50, resides in Tribeca, New York.

Brooklyn Federal Bancorp, Inc. is the parent corporation for Brooklyn Federal Savings Bank, a federally chartered savings bank headquartered in Brooklyn, New York. The Bank's deposits are insured by the Federal Deposit Insurance Corporation. The Bank operates four full-service offices, two located in Brooklyn, one each in Nassau and Suffolk Counties, New York.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe", "expect", "intend", "anticipate", "should", "planned", "estimated", and "potential". Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.